Exhibit 99.1

Company:

Stephen A. Garcia

Chief Financial Officer

Obagi Medical Products, Inc.

562.628.1007

Investors:

Ina McGuinness/Lena Adams

ICR, Inc.

310.954.1100

OBAGI MEDICAL PRODUCTS REPORTS 2007 FINANCIAL RESULTS

•                  Net Sales Rose 32% to $102.6 Million

•                  Operating Income Rose 56% To $27.7 Million, or 27.0% of Net Sales

•                  Net Income Up 149% to $15.2 Million; EPS was $0.69 GAAP or $0.75 Non-GAAP

•                  Company Provides 2008 Financial Guidance

Long Beach, Calif. — March 3, 2008— Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Financial Performance

For the fourth quarter of 2007, net sales increased 19% to $27.3 million from $23.0 million for the fourth quarter of 2006.  This increase was primarily attributable to a 22% increase in U.S. sales.  Operating income grew 19% to $8.0 million from $6.7 million last year.

Net income for the fourth quarter of 2007 increased 77% to $4.5 million, or $0.20 per diluted share, compared with net income of $2.5 million, or $0.14 per diluted share, in the comparable quarter last year.  On a non-GAAP (generally accepted accounting principles) basis, excluding fourth quarter costs related to the October 2007 registered public offering and the write off of debt issuance costs upon extinguishment of debt and the tax effect of expensing those costs, net income per fully diluted share would have been $0.21.

Gross margin percentage was 81.9% in the fourth quarter of 2007 compared with 81.1% in the same quarter last year and compared with 82.5% in the immediately preceding quarter.

This quarter’s success reflected:

•                  Continued strength of Obagi’s core products (includes Nu-Derm, Obagi-C Rx, Professional-C and Tretinoin), which grew 13% over the prior year;

•                  The third full quarter of sales from ELASTIderm™, which contributed $2.3 million in net sales in the fourth quarter; up 38% from $1.6 million in the immediately preceding quarter;

•                  Sales of CLENZIderm M.D., which delivered $1.5 million in the fourth quarter following the July 2007 launch of CLENZIderm MD for normal to dry skin, which boosted CLENZIderm sales in the third quarter of 2007.

•                  Expansion of Obagi’s direct field sales force to 88 at year end from 72 a year ago;

•                  The addition of approximately 200 new physician accounts during the quarter, bringing the number of active accounts to approximately 5,200 as of December 31, 2007, which represented an 18% increase from a year ago.

Obagi Medical Products’ President and Chief Executive Officer Steve Carlson, stated, “We are extremely pleased to have delivered 32% growth in sales and a more than 2-fold increase in net income for 2007.  Although our business continued to have strong momentum in the fourth quarter of 2007, with 19% growth in sales and 77% growth in net income, we were disappointed by sales at year end, which were lower than anticipated and did not meet our expectations.  Looking ahead, we remain optimistic about our future growth opportunities.  We are very enthused by the performance of our new product ELASTIderm Décolletage System, for the neck and chest area, launched in January 2008.  With a strong portfolio of products and further compelling clinical data supporting our products’ efficacy, we believe we will continue to gain market share and leverage our infrastructure across a growing revenue base,” said Carlson.

Expenses for the fourth quarter of 2007 compared to the fourth quarter of 2006 reflected the following:

•                  Selling, general and administrative (SG&A) expenses increased $2.2 million to $13.0 million primarily due to sales force expansion, costs associated with the company’s secondary offering, increased legal fees and expenses associated with Sarbanes-Oxley compliance.

•                  Research and development (R&D) expenses increased 20% to $1.4 million compared with $1.2 million.

•                  Net interest expense was reduced to $0.2 million from approximately $3.1 million a year ago due to the use of initial public offering proceeds to retire debt and continued reductions from operating cash flows throughout 2007.

•                  Income tax expense increased $2.2 million to $3.3 million due to expensed offering costs not being deductible for tax purposes in 2007. In addition, the full year of 2006 research and development credits were taken in the fourth quarter of 2006.

Full Year 2007 Financial Results

For fiscal year 2007 compared with fiscal year 2006:

•                  Net sales were $102.6 million, an increase of 32% compared with $78.0 million.

•                  Operating income rose 56% to $27.7 million, or 27.0% of net sales compared with $17.7 million, or 22.8% of net sales in 2006.

•                  Net income increased 149% to $15.2 million, or $0.69 per diluted share, compared with net income of $6.1 million, or $0.34 per diluted share.  On a non-GAAP basis, excluding the $1.1 million in costs associated with the October 2007 registered public offering, the write off of deferred debt financing costs of $0.8 million and the $0.5 million tax effect of expensed offering costs EPS would have been $0.75.

•                  Gross margin was 82.4% compared with 82.7%, primarily as a result of the lower gross margin of CLENZIderm M.D.

•                  SG&A expenses were $51.4 million compared with $40.9 million and were 50.1% and 52.4% as percentage of sales, respectively.

•                  R&D expenses were $5.5 million compared with $5.9 million.

•                  Net interest expense decreased to $2.2 million from $8.2 million.

Strengthened Balance Sheet

As of December 31, 2007, cash and cash equivalents totaled $14.1 million compared with $11.3 million at December 31, 2006.  As of December 31, 2007, the company’s debt was eliminated as a result of debt repayments totaling $25.7 million made during 2007.  Working capital totaled $34.2 million and stockholders’ equity totaled $49.7 million.  This compares with $25.8 million in debt, $21.9 million in working capital and $17.9 million in stockholders’ equity as of December 31, 2006.

Financial Guidance for 2008

Based on the current trends in its core business and the sales of its recently introduced products, management estimates sales for 2008 to be in the range of $120 million to $125 million, representing growth of 18% to 22%.  Earnings are expected to be between $0.94 and $0.98 per share, based on approximately 23.2 million fully diluted weighted-average shares outstanding.

Conference Call Information

Obagi’s management will host a conference call to discuss the company’s financial performance today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the call can dial (800) 762-8795 from the U.S.  International callers can dial (480) 248-5085.  A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, March 17, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 for international callers and entering confirmation code 7833024.  There also will be a simultaneous webcast available on the Investor Relations section of the company’s web site at www.obagi.com, which will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi’s skin care product introductions is as follows: Obagi Nu-Derm™, 1988; Obagi-C Rx™ (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi Professional-C™ (a line of highly stable vitamin C serums), 2005; Obagi Nu-Derm™ Condition and Enhance for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm M.D.™ acne therapeutic systems, 2007; a formulation of CLENZIderm M.D.™ Systems for normal to dry skin, June 2007; and ELASTIderm™ Décolletage System, January 2008 . Obagi’s products are only available through physicians. Visit www.obagi.com for information.

This press release contains non-GAAP financial information. Management believes that the presentation of non-GAAP net income, non-GAAP operating expenses, non-GAAP taxes and non-GAAP net income per basic and diluted share provides important supplemental information to management and investors about financial and business trends relating to the company’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with our prior financial reports.

Management has used these non-GAAP measures when evaluating operating performance because we believe that the inclusion or exclusion of the items described below provides an additional measure of the company’s core operating results and facilitates comparisons of core operating performance against prior periods and business model objectives.  The company has chosen to provide this information to investors in order to allow for analysis of past, present and future operating performance and as a supplemental means to evaluate Obagi’s ongoing core operations. Externally, investors find these non-GAAP measures to be useful in assessing operating performance and their valuation of the company.  Internally, these non-GAAP measures are significant measures used by management for purposes of:

•                  Evaluating the core operating performance of the company;

•                  Determination of bonuses for certain key employees;

•                  Establishing internal budgets;

•                  Comparing performance with internal forecasts and targeted business models;

•                  Strategic planning; and

•                  Benchmarking performance externally against our competitors.

Non-GAAP financial measures:

Non-GAAP net income, non-GAAP operating expenses and non-GAAP taxes are important to the company for the reasons noted above and exclude the following items:

•                  Debt issuance costs upon extinguishment of debt.  This item reflects the write off of debt issuance costs arising from unscheduled repayments of the Senior Secured Credit Facility that are not directly related to the company’s ongoing or core business results and is a non-cash expense.   Management excludes such items from internal operating forecasts and models because they are not considered a core operating activity for the company and because the frequency and variability in the nature of the charges can vary significantly from period to period.  Excluding this data provides investors with a basis to compare our company against the performance of other companies without this variability.

•                  Registered public offering costs.   These costs consist of expenses incurred to complete the company’s October registered public offering, which are not directly related to ongoing or core business results.  Management excludes such items from internal operating forecasts and models because they are not considered a core operating activity and because the frequency and variability in the nature of the charges can vary significantly from period to period.  Excluding this data provides investors with a basis to compare the company against the performance of other companies without this variability.

•                  Non-GAAP income tax expense/benefit.  This item represents the additional amount of tax expense or benefit that the company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability.

Non-GAAP net income per basic and diluted share:

The numerator used in the calculation of non-GAAP net income per basic and diluted share is non-GAAP net income computed as described above.  In the denominator, the company uses the GAAP basic and diluted shares.  Some of the limitations of relying on non-GAAP financial measures include:

•                  Debt issuance costs upon extinguishment of debt.  This item reflects the write off of debt issuance costs arising from unscheduled repayments of the Senior Secured Credit Facility that are not directly related to the company’s ongoing or core business results and is a non-cash expense.  While this item is not related to ongoing or core business, these costs reflect the cost of capital and decisions made as part of running a business and are critical to a complete view of our historical results.

•                  Registered public offering costs.   These costs consist of expenses incurred to complete the company’s October registered public offering that are not directly related to the company’s ongoing or core business results. While it is not related to ongoing or core business, these costs reflect the cost of access to the capital markets and business decisions made as part of running a business and should be considered for a complete view of our historical results.

•                  Non-GAAP income tax expense/benefit.  This item represents the additional amount of tax expense or benefit that the company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability. The limitation in it is that it does not include the effect of all the items excluded from the non-GAAP financial statements.

All supplemental non-GAAP financial measures should be read in conjunction with the comparable information presented in accordance with generally accepted accounting principles in the United States of America.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

Obagi Medical Products, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$14,054	$11,298
Accounts receivable, net of allowance for doubtful accounts and sales returns of $845 and $651 as of December 31, 2007 and 2006, respectively	17,370	10,049
Accounts receivable from related parties	982	1,501
Inventories, net	6,047	6,266
Deferred income taxes	1,841	1,000
Prepaid expenses and other current assets	3,382	2,895
Income taxes receivable	559	905
Total current assets	44,235	33,914
Property and equipment, net	2,759	3,749
Goodwill	4,629	4,629
Intangible assets, net	5,760	6,308
Deferred income taxes	1,179	1,971
Other assets	1,201	2,390
Total assets	$59,763	$52,961
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,664	$5,512
Current portion of long-term debt	54	2,729
Accrued liabilities	3,139	3,598
Amounts due to related parties	135	152
Total current liabilities	9,992	11,991
Long-term debt	42	23,052
Total liabilities	10,034	35,043

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value; 100,000,000 shares authorized, 22,653,349 and 21,804,689 shares issued and 22,643,564 and 21,801,961 shares outstanding at December 31, 2007 and 2006, respectively	23	22
Additional paid-in capital	55,805	39,109
Accumulated deficit	(6,031)	(21,144)
Stockholder receivable	—	(23)
Accumulated other comprehensive loss	(68)	(46)
Total stockholders’ equity	49,729	17,918

Total liabilities and stockholders’ equity	$59,763	$52,961

Obagi Medical Products, Inc.

Consolidated Statements of Income

(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net sales	$27,254	$22,965	$102,648	$77,996
Cost of sales	4,924	4,335	18,049	13,467
Gross profit	22,330	18,630	84,599	64,529
Selling, general and administrative expenses	12,954	10,750	51,400	40,863
Research and development expenses	1,376	1,150	5,497	5,919
Income from operations	8,000	6,730	27,702	17,747
Interest income	90	—	190	13
Interest expense	(304)	(3,136)	(2,414)	(8,186)
Income before provision for income taxes	7,786	3,594	25,478	9,574
Provision for income taxes	3,307	1,058	10,275	3,458
Net income	$4,479	$2,536	$15,203	$6,116

Net income attributable to common shares:
Basic	$0.20	$0.14	$0.69	$0.34
Diluted	$0.20	$0.14	$0.69	$0.34

Weighted average common shares outstanding:
Basic	22,537,985	18,581,883	21,989,121	17,996,158
Diluted	22,813,130	18,699,296	22,100,737	18,071,048

Reconciliation between net income on a GAAP basis to a non-GAAP basis is included below:

	Three months ended	Year ended
	December 31,	December 31,
	2007	2007

GAAP net income	$4,479	$15,203
a) Registered public offering related costs	220	1,093
b) Write down of debt issuance costs	203	781
c) Income tax effect	(81)	(452)
Non-GAAP net income	$4,821	$16,625
Non-GAAP income per share:
Basic	$0.21	$0.76
Diluted	$0.21	$0.75
Shares used in computing Non-GAAP per share amounts:
Basic	22,537,985	21,989,121
Diluted	22,813,130	22,100,737

Segment Information:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2007	2006

Net sales by segment
Skin health	$25,946	$22,029	$97,992	$73,940
Licensing	1,308	936	4,656	4,056
Net sales	$27,254	$22,965	$102,648	$77,996

Gross profit by segment
Skin health	$21,060	$17,737	$80,089	$60,650
Licensing	1,270	893	4,510	3,879
Gross profit	$22,330	$18,630	$84,599	$64,529

Geographic information
United States	$23,356	$19,097	$87,040	$63,929
International	3,898	3,868	15,608	14,067
Total	$27,254	$22,965	$102,648	$77,996

Net sales by product line
Skin health
Nu-Derm	$16,333	$14,826	$62,184	$53,836
Vitamin C	2,908	2,472	11,438	9,986
Elasticity	2,278	2,278	8,356	2,278
Therapeutic	1,533	180	5,753	180
Other	2,894	2,273	10,261	7,660
Total	25,946	22,029	97,992	73,940
Licensing	1,308	936	4,656	4,056
Total net sales	$27,254	$22,965	$102,648	$77,996

Obagi occasionally utilizes promotions to enhance sales. Previously sales promotions were classified in the Other product line. Currently they are classified under the product line being promoted by the promotion. Prior periods have been reclassified to conform to the current presentation.

Additional 2007 fourth quarter and full year information:

	Three Months Ended	Year Ended
(Dollars in thousands)	December 31, 2007	December 31, 2007

Depreciation & Amortization*	$685	$2,526
Stock-based Compensation	319	1,557
McNamara settlement cost	0	192
Debt issuance cost write down on accelerated pay down of debt	203	781
Total amortization of debt issuance costs	232	1,043
Offering related costs	220	1,093

*Excludes debt issuance costs of $262K for the year ended December 31,2007.